Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Annex E in this Registration Statement on Form S-4 of Isabella Bank Corporation of our report dated March 24, 2026, relating to the consolidated financial statements of Grand River Commerce, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, and to the reference to us under the heading “Experts” in the proxy statement/prospectus that constitutes a part of such Registration Statement.

/s/ Rehmann Robson LLC

Grand Rapids, Michigan

July 24, 2026